Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference on Form S-1/A of our reports dated February 26, 2014 on the consolidated balance sheets of Old Second Bancorp, Inc. and Subsidiaries as of December 31, 2013 and 2012, and the related consolidated statements of operations, comprehensive income (loss), changes in stockholders’ equity and cash flows for the years then ended, and on the effectiveness of Old Second Bancorp, Inc. and Subsidiaries’ internal control over financial reporting as of December 31, 2013, included in its Annual Report on Form 10-K for the year ended December 31, 2013 which is filed with the Securities and Exchange Commission, and to the reference to us under the heading “Experts” in the Prospectus, which is part of this Registration Statement.

/s/ PLANTE & MORAN, PLLC

Chicago, Illinois
February 27, 2014